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                                                            EXHIBIT NO. 99.1(g)

                               MFS SERIES TRUST XI

                                  ON BEHALF OF

                            VERTEX U.S. ALL CAP FUND

      Pursuant to Section 9.2(b) of the Amended and Restated Declaration of Trust, dated January 24, 1996, as amended, of MFS Series Trust XI (the "Trust"), the undersigned, constituting a majority of the Trustees of the Trust, do hereby certify that Vertex U.S. All Cap Fund, a series of the Trust, has been terminated.
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      IN WITNESS WHEREOF, the undersigned have executed this certificate as of this 23rd day of December, 1999.


JEFFREY L. SHAMES
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Jeffrey L. Shames
38 Lake Avenue
Newton, MA   02159


NELSON J. DARLING, JR.
-------------------------------
Nelson J. Darling, Jr.
74 Beach Bluff Avenue
Swampscott, MA  01907


WILLIAM R. GUTOW
-------------------------------
William R. Gutow
3 Rue Dulac
Dallas, TX  75230